PROSPECTUS and	PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each	Dated April 12, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $10,550,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 0.875% Senior Notes Due April 17, 2015

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERQ4

Date of Issue:	April 17, 2012

Maturity Date:	April 17, 2015

Principal Amount:	$500,000,000

Issue Price:	99.938%

Interest Payment Dates:	Semi-annually on each April 17 and October 17, commencing on October 17, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.875% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
Credit Suisse Securities (USA) LLC	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Barclays Capital Inc.	16,667,000.00
BNP Paribas Securities Corp.	16,667,000.00
Mitsubishi UFJ Securities (USA), Inc.	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.788% plus accrued interest from April 17, 2012 if settlement occurs after that date.